July 1, 2009

To:           Niv Krikov
15 Kronenberg Yosef Str.
Rchovot 76662
Isreal

Dear Niv:

The following summarizes the terms of your employment with NTS Communications, Inc. (the “Company”).

Your employment with the Company is expected to begin on or about August 15, 2009.  You will be employed by the Company as an Executive Vice President, reporting, in that capacity, to the Company’s Board of Directors and Chairman of the Board. In connection with your position as the Treasurer, Chief Financial Officer and Principal Accounting Officer of Xfone, Inc., the parent company of the Company (“Xfone”), you will continue to report directly to the Chief Executive Officer of Xfone.

This Agreement and your employment hereunder will remain in force until July 31, 2010 (the “Expiration Date”), and may be renewed by mutual agreement for additional one (1) year terms.  In the event this Agreement and your employment hereunder are renewed, the Company will review your salary and other employment terms.

Either you or the Company may terminate this Agreement and your employment at any time for any reason. Unless you are terminated for cause (and such termination is approved by Xfone's Board of Directors), termination of this Agreement and your employment by the Company prior to the Expiration Date will be subject to six (6) months prior written notice; provided, however, in no event shall any termination by the Company take effect prior to June 3, 2010, which is one (1) week after the end of the 2009/2010 public school year.  In the event the Company terminates your employment prior to the Expiration Date, you will be entitled to a severance payment (“Severance”) equal to $972 for each month you were employed.  You will not be eligible to receive Severance if your employment is terminated for cause.

Your gross annual salary will be $90,800 and shall be subject to all applicable withholding and other applicable taxes as required by law. The Company shall bear your expenses for the housing, motor vehicle, travel, medical insurance and life insurance, as discussed below (the “Benefits”) and shall Gross Up (as that term is defined below) the Benefits. You will also be eligible to receive a per-diem allowance at a monthly rate of $4,100. Any obligations to pay your salary, the Benefits and the per diem will cease upon the termination of your employment.

Gross Up shall mean that all payments in connection with the Benefits shall be made in cleared funds, without any deduction or set-off and free and clear of and without deduction for or on account of any taxes, levies, imports, duties, charges, fees and withholdings of any nature now or hereafter imposed by any governmental, fiscal or other authority save as required by law. If the Company is compelled to make any such set-off, withholding or deduction, it will pay to you such additional amounts as are necessary to ensure receipt by you of the full amount which you would have received if set-off, withholding or deduction were not imposed.

You will be eligible to participate in and receive Benefits under the applicable Company benefit plans for similarly situated employees in accordance with the terms and limitations of those plans. This includes 19 days of Paid Time Off (PTO), medical insurance, life insurance, and all other benefits provided by the Company to similarly situated employees.  Subject to plan restrictions, during your employment with the Company, the Company will provide at its own expense the medical insurance and life insurance benefits provided by the Company for your immediate family (i.e. wife and children). The Company reserves the right to modify, suspend, or terminate its benefit plans in a manner applicable to similarly situated employees. The Company agrees to waive any waiting period for medical insurance coverage so that you will have medical insurance coverage beginning on your first day of employment with the Company.

During the term of your employment with the Company, you will be entitled to housing for you and your immediate family.  The Company will pay for any real-estate commission incurred to lease such housing.  You will be responsible for paying utilities, insurance, and other expenses associated with the housing (the “Housing Expenses”). You agree that any unpaid Housing Expenses may be withheld from your salary or other benefits payable to you under the terms of this Agreement.

During your employment with the Company, you will be entitled to use a seven (7) passenger SUV (or equivalent), provided to you by the Company (the “Motor Vehicle”).  You shall return the Motor Vehicle to the Company upon the termination of your employment. The Company shall bear the expenses associated with such Motor Vehicle, including gasoline expenses, comprehensive insurance coverage, maintenance, repairs, taxes, and any other costs of the Motor Vehicle.  You agree that all fines imposed on you by a state, county or city government or municipality in the United States with respect to your operation and use of the Motor Vehicle shall be borne by you.  You acknowledge that any such fines may be withheld from your salary or other benefits payable to you under the terms of this Agreement.

You will be eligible to receive relocation and travel benefits under the Company Travel and Relocation Agreement, which is contained in Appendix A to this Agreement.

The Company will make tax withholdings from your salary and benefits in accordance with applicable state and federal tax laws of the United States.  You will be responsible for any Israeli tax obligations that arise with respect to your salary and benefits under this Agreement.

This offer supercedes and replaces any and all prior offers, agreements, statements and representations made by or on behalf of the Company and/or Xfone 018 Ltd. and/or Xfone, whether written or oral, including statements, and representations made in any advertisement or in the course of any job interviews, discussions, or negotiations for this position.  This offer cannot be amended or otherwise modified except in writing signed by you and an officer of the Company.

You also agree to read and comply with the policies and rules set out in the Company’s Employee Handbook.

(Remainder of page intentionally left blank.)

Finally, in accordance with federal law, all employees are required to present evidence of their eligibility to be employed in the United States.  Accordingly, you must provide us, on or before your first day of employment, with a copy of all appropriate documentation for this purpose.

Please sign below to indicate your acceptance of all the terms of employment cited above.

Sincerely,

/s/ Guy Nissenson	July 1, 2009
Guy Nissenson	Date
Chairman of the Board NTS Communications, Inc.

Agreed:

/s/ Niv Krikov	July 1, 2009
Niv Krikov	Date

Employment Agreement - Appendix A:
Travel and Relocation Agreement

1.	The Company will finance coach airfare to the USA from Israel for you and your immediate family (i.e. wife and children).

2.	The Company will pay for the transfer of your personal belongings to the USA from Israel via surface transportation.

3.
During your employment, you will be entitled to one (1) period of Home Leave during the first twelve (12) months of your employment with the Company.  Any period of Home Leave will be counted against your allotted Paid Time Off.  The Company will finance coach airfare for you and your immediate family to and from Israel and cover the cost of a rental car during your stay in Israel.

4.	Upon expiration and/or termination of this Agreement you will be entitled to the following:
i.	The Company will pay to return your personal belongings to Israel via surface transportation.
ii.	The Company will finance coach airfare to Israel for you and your immediate family.

Employment Agreement - Appendix B: Non-Disclosure, Non-Conflicting and Non-Solicitation

A. Confidential Information

Confidential Information. I agree at all times during the term of my employment and thereafter, to hold in strict confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of Xfone's CEO any Confidential Information of Xfone or any of its subsidiaries (including the Company). I understand that “Confidential Information” means any proprietary information, technical data, trade secrets, and customers (including, but not limited to, customers on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finance or other business information disclosed to me either directly or indirectly in writing, orally or by drawings or observation of parts or equipment.  I further understand that Confidential Information does not include any of the foregoing items, which has become publicly known and made generally available through no wrongful act of mine or of others who made confidentiality obligations as to the item or items involved.

Third Party Information. I recognize that Xfone and its subsidiaries (including the Company) have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on their part to maintain the confidentiality of such information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work and consistent with the agreement with such third party.

B. Conflicting Activity

I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity related to the business in which Xfone and its subsidiaries (including the Company) involved or became involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

C. Returning Documents

 I agree that, at the time of leaving the employment at the Company, for any reason whatsoever, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to Xfone and its subsidiaries (including the Company), their successors or assigns.

D. Solicitations of Employees

 I agree that for a period of twelve (12) months immediately following the termination of my employment with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of Xfone or its subsidiaries (including the Company) employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away such employees, either for myself or for any other person or entity.

I understand the above and accept the offer of employment in accordance with the above terms.

By:

/s/ Niv Krikov	July 1, 2009
Niv Krikov	Date